Exhibit 99.1
RELEASE 8:00AM – OCTOBER 18, 2006

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS
2006 THIRD QUARTER EARNINGS
Quarterly Cash Dividend Declared of $0.075 Per Common Share
Sound Federal Acquisition Completed
Paramus, New Jersey, October 18, 2006 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the three- and nine-month periods ended September 30, 2006.
Financial Highlights
•	Net income increased 9.0% to $219.4 million for the nine-month period ended September 30, 2006 and decreased 5.3% to $71.0 million for the three months ended September 30, 2006.

•	Basic and diluted earnings per common share were both $0.13 for the third quarter of 2006. Basic and diluted earnings per common share were $0.41 and $0.40, respectively, for the first nine months of 2006.

•	At its meeting yesterday, the Board of Directors declared a quarterly cash dividend of $0.075 per common share. The cash dividend is payable on December 1, 2006 to stockholders of record at the close of business on November 3, 2006.

•	Net interest income increased 0.6% to $153.1 million for the third quarter of 2006 and 13.4% to $464.4 million for the nine-month period ended September 30, 2006.

•	Our annualized return on average stockholders’ equity and annualized return on average assets for the third quarter of 2006 were 5.69% and 0.87%, respectively. Our annualized return on average stockholders’ equity and annualized return on average assets for the nine-month period ended September 30, 2006 were 5.75% and 0.95%.

•	Our net interest rate margin and net interest rate spread were 1.93% and 1.30%, respectively, for the third quarter of 2006 and 2.03% and 1.37%, respectively, for the first nine months of 2006.

•	Our efficiency ratio was 26.22% for the third quarter of 2006 and 25.04% for the first nine months of 2006.

•	Total loans increased $3.22 billion to $18.29 billion at September 30, 2006 reflecting purchases and originations of first mortgage loans of $1.91 billion and $1.67 billion, respectively, during the first nine months of 2006, as well as the acquisition of Sound Federal Bancorp, Inc. (“Sound Federal”) during the third quarter of 2006.

•	Borrowed funds increased $4.30 billion to $15.65 billion at September 30, 2006. The funds borrowed during the first nine months of 2006 amounted to $6.03 billion and have maturities of ten years and initial call dates ranging from one to three years.
“During the third quarter, we completed the acquisition of Sound Federal, expanding our franchise and our product line into new markets,” said Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer. “During the quarter, we also saw a pause in the movement of short-term interest rates, but continued to experience a flat to inverted yield curve, which has placed considerable pressure on our net interest margin and net interest spread. We continued to grow our assets through the third quarter, at an annualized internally generated growth rate in excess of 20%, and have maintained our efficient operations, even with the additional expenses related to the acquisition of Sound Federal, thus mitigating the effects of the shrinking net interest margin. We intend to continue our capital management strategy of asset growth, payment of dividends and stock repurchases, even during this current rate environment, as we feel this strategy will best leverage our capital base and provide additional value to our stockholders,” added Mr. Hermance.
Sound Federal Acquisition
On July 14, 2006, we completed the acquisition of Sound Federal for $20.75 per share in cash, representing an aggregate transaction value of approximately $265 million. As a result of the acquisition, we added approximately $1.21 billion in assets, including a preliminary estimate of $145 million in goodwill, and approximately $1.06 billion in deposits. The acquisition of Sound Federal will further enhance the already attractive demographics of our existing branch network and complements our organic branch growth strategy, adding 14 branches in New York’s Westchester, Rockland, and Putnam Counties as well as Fairfield County, Connecticut. The full data integration of Sound Federal was completed in September 2006.
Statement of Income Summary
Our results of operations depend primarily on net interest income, which, in part, is a direct result of the market interest rate environment. Net interest income is the difference between the interest income we earn on our interest-earning assets, primarily mortgage loans, mortgage-backed securities and investment securities, and the interest we pay on our interest-bearing liabilities, primarily time deposits, interest-bearing transaction deposits and borrowed funds. Net interest income is affected by the shape of the market yield curve, the timing of the placement and repricing of interest-earning assets and interest-bearing liabilities on our balance sheet, and the prepayment rate on our mortgage-related assets. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, government policies and actions of regulatory authorities. Our results are also affected by the market price of our stock, as the expenses of our employee stock benefit plans are affected by the current price of our common stock.
The Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) did not increase the overnight lending rate at their regularly scheduled meetings during the third quarter of 2006, thus leaving the rate at 5.25%. This pause followed 25 basis point increases at each of the meetings beginning in June 2004. As a result, short-term market interest rates decreased during the third quarter of 2006 following increases during the entirety of 2005 and the first six months of 2006. Intermediate-term market interest rates, those with maturities of two to five years, and long-term market interest rates, in particular the 10-year bond, also decreased during the third quarter of 2006, but at a faster pace than the short-term interest rates. The result of these market interest rate changes was the inversion of the market yield curve during the third quarter of 2006. This inversion followed a flat market yield curve that existed during the first six months of 2006. This environment has caused a flattening of the yield curve on our incremental assets and liabilities, but we have been able to maintain a slight positive spread on our incremental growth as our primary investment has been in mortgage products. We have also experienced higher deposit rates due to increases in short-term market interest rates and the intense competitive pressure for deposits in the New York metropolitan area.
The $108.2 million and $319.3 million increases in interest income for the three- and nine-month periods ended September 30, 2006, respectively, when compared to the prior year periods, was primarily derived from the overall growth in our balance sheet. Our total average interest-earning assets increased 24.4% and 32.6%, respectively, for the three- and nine-month periods ended September 30, 2006, while the yields over those same periods only increased 40 and 20 basis points, respectively. In contrast, the $107.3 million and $264.6 million increases in interest expense for the three- and nine-month periods ended September 30, 2006, respectively, reflected both the growth in our interest-bearing liabilities and increases in prevailing interest rates. Our total average interest-bearing liabilities increased 33.5% and 27.2%, respectively, for the three- and nine-month periods ended September 30, 2006 and the costs over both of those same periods increased 78 basis points.
Our net interest margin decreased 44 basis points and our net interest rate spread decreased 38 basis points, when comparing the third quarter of 2006 with the corresponding period in 2005. Our net interest margin decreased 35 basis points and our net interest rate spread decreased 58 basis points, when comparing the first nine months of 2006 with the comparable period in 2005. Our interest income, in general, reflects movements in long-term rates while our interest expense, in general, reflects movements in short-term rates, which have increased over the past two years. These decreases in the net interest margin and net interest rate spread were also due, in part, to a shift in our interest-earning asset mix to shorter-term investment securities and variable-rate mortgage loans and mortgage-backed securities. In addition, our interest-bearing liabilities reset to the current market interest rates faster than our interest-earning assets as changes to interest rates on our interest-bearing liabilities generally time movements in market interest rates while changes to interest rates on our interest-earning assets generally lag market interest rates due to normal commitment periods of up to 90 days.
Total interest and dividend income for the three months ended September 30, 2006 increased $108.2 million, or 34.5%, to $422.0 million compared with $313.8 million for the three months ended September 30, 2005. This increase was primarily due to a $6.32 billion, or 24.4%, increase in the average balance of interest-earning assets to $32.18 billion for the three months ended September 30, 2006 from $25.86 billion for the three months ended September 30, 2005, primarily reflecting our internally generated balance sheet growth and the acquisition of Sound Federal. The increase in interest and dividend income was also due to a 40 basis point increase in the annualized weighted-average yield on total average interest-earning assets to 5.25% for the third quarter of 2006 compared with 4.85% for the third quarter of 2005.
The $68.6 million increase in interest and fees on mortgage loans was primarily due to the growth in the average balance of $4.27 billion, reflecting increases in our core investment of first mortgage loans. The $27.4 million increase in interest on mortgage-backed securities was primarily due to a $1.62 billion increase in the average balance reflecting increased purchases of variable-rate securities during 2005 and the first nine months of 2006.

Total interest and dividend income for the nine months ended September 30, 2006 increased $319.3 million, or 37.7%, to $1.17 billion compared with $846.6 million for the nine months ended September 30, 2005. This increase was primarily due to a $7.45 billion, or 32.6%, increase in the average balance of interest-earning assets to $30.32 billion for the nine months ended September 30, 2006 from $22.87 billion for the nine months ended September 30, 2005, primarily reflecting our internally generated balance sheet growth, the investment of the net proceeds from the second-step conversion and stock offering in June 2005 and the acquisition of Sound Federal in July 2006. The increase in interest and dividend income was also due to a 20 basis point increase in the annualized weighted-average yield on total average interest-earning assets to 5.13% for the first nine months of 2006 compared with 4.93% for the comparable period in 2005.
The $178.8 million increase in interest and fees on mortgage loans was primarily due to the growth in the average balance of $3.98 billion. The $54.8 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $1.47 billion, which reflected the investment into short-term securities of part of the net proceeds from the second-step conversion and stock offering. The $74.6 million increase in interest on mortgage-backed securities was primarily due to a $1.72 billion increase in the average balance reflecting increased purchases of variable-rate securities during 2005 and the first nine months of 2006.
Total interest expense for the three months ended September 30, 2006 increased $107.3 million, or 66.4%, to $268.9 million compared with $161.6 million for the three months ended September 30, 2005. This increase was partially due to a $6.77 billion, or 33.5%, increase in the average balance of total interest-bearing liabilities to $26.98 billion for the three months ended September 30, 2006 compared with $20.20 billion for the corresponding period in 2005. The increase in the average balance of interest-bearing liabilities funded a portion of our asset growth. The increase in total interest expense was also due to a 78 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 3.95% for the three-month period ended September 30, 2006 compared with 3.17% for the three-month period ended September 30, 2005, which reflected the growth and repricing of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2005 and the first nine months of 2006.
The $67.8 million increase in interest expense on borrowed funds for the three months ended September 30, 2006 was due to an increase in the average balance of borrowed funds of $5.82 billion, which was primarily used to fund loan growth, and a 39 basis point increase in the annualized weighted-average cost, reflecting the rising market interest rate environment. The $39.5 million increase in interest expense on interest-bearing deposits was due to a 110 basis point increase in the annualized weighted-average cost due to the rising market interest rate environment, the competitive pricing of our deposit products and a shift by our customers, during 2005 and the first nine months of 2006, to higher costing short-term time deposits from our High Value Checking product. The increase in interest expense on interest-bearing deposits also was due to the growth in the average balance of $948.3 million, reflecting growth in our time deposits and the increase in deposits due to the acquisition of Sound Federal.
Total interest expense for the nine months ended September 30, 2006 increased $264.6 million, or 60.6%, to $701.5 million compared with $436.9 million for the nine months ended September 30, 2005. This increase was partially due to a $5.34 billion, or 27.2%, increase in the average balance of total interest-bearing liabilities to $24.95 billion for the nine months ended September 30, 2006 compared with $19.60 billion for the corresponding period in 2005. The increase in the average balance of interest-bearing liabilities funded a portion of our asset growth. The increase in total interest expense was also due to a 78 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 3.76% for the nine-month period ended September 30, 2006 compared with 2.98% for the nine-month period ended September 30, 2005, which reflected the growth and repricing of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2005 and the first nine months of 2006.
The $171.2 million increase in interest expense on borrowed funds for the nine months ended September 30, 2006 was due to an increase in the average balance of borrowed funds of $5.22 billion, which was primarily used to fund loan growth, and a 31 basis point increase in the annualized weighted-average cost, reflecting the rising market interest rate environment. The $93.4 million increase in interest expense on interest-bearing deposits was due to a 107 basis point increase in the annualized weighted-average cost due to the rising market interest rate environment, the competitive pricing of our deposit products and a shift by our customers, during 2005 and the first nine months of 2006, to higher costing short-term time deposits from our High Value Checking product.
Net interest income for the three months ended September 30, 2006 increased $900,000, or 0.6%, to $153.1 million compared with $152.2 million for the corresponding period in 2005. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 1.30% for the third quarter of 2006 compared with 1.68% for the corresponding period in 2005. For the third quarter of 2006, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 1.93% compared with 2.37% for the corresponding 2005 period. Net interest income for the nine months ended September 30, 2006 increased $54.7 million, or 13.4%, to $464.4 million compared with $409.7 million for the corresponding period in 2005. Our net interest rate spread was 1.37% for the first nine months of 2006 compared with 1.95% for the first nine months of 2005. Our net interest margin was 2.03% for the nine-month period ended September 30, 2006 compared with 2.38% for the comparable period in 2005.
The slight increase in our net interest income when comparing the third quarter of 2006 to the third quarter of 2005 reflected our overall internally generated balance sheet growth offset by the increases in short-term interest rates and that impact on our interest expense. The increase in our net interest income when comparing the nine-month period ended September 30, 2006 to the comparable 2005 period reflected our overall internally generated balance sheet growth and the investment into short-term securities of the net proceeds from the second-step conversion and stock offering, partially offset by the increase in the costs of our deposits and borrowed funds due to the rising short-term interest rate environment. The decrease in the net interest rate spread and net interest margin was primarily due to the increase in the weighted-average cost of interest-bearing liabilities. This increase reflected the rising interest rate environment, affecting both our deposits and borrowed funds, and the shift within our deposits to higher costing short-term time deposits.
We did not provide for the allowance for loan losses during the three-month periods ended September 30, 2006 and 2005, nor did we provide for the allowance for loan losses during the first nine months of 2006. We did provide $65,000 during the first nine months of 2005. Net charge-offs for the first nine months of 2006 were $2,000 compared with net recoveries of $8,000 for the corresponding 2005 period. The allowance for loan losses as a percent of total loans was 0.15% at September 30, 2006 compared with 0.18% at December 31, 2005. Non-performing loans at September 30, 2006 were $26.4 million compared with $19.3 million at December 31, 2005. The ratio of non-performing loans to total loans was 0.14% at September 30, 2006 compared with 0.13% at December 31, 2005. The ratio of allowance for loan losses to total non-performing loans was 103.93% at September 30, 2006 compared with 141.84% at December 31, 2005.

Total non-interest income for the three months ended September 30, 2006 was $1.7 million compared with $1.4 million for the corresponding 2005 period. Total non-interest income for the nine months ended September 30, 2006 was $4.4 million compared with $6.5 million for the comparable period in 2005. The decrease in total non-interest income in the nine-month period reflected decreases in gains on securities transactions, net, as there were no realized gains/losses from sales of securities that occurred during the first nine months of 2006.
Total non-interest expense for the three months ended September 30, 2006 was $40.6 million compared with $32.9 million during the corresponding 2005 period. This increase reflected a $5.1 million increase in compensation and employee benefits primarily due to an increase in the expense related to our employee stock ownership plan, reflecting increases in our stock price. Expense related to stock options granted, due to the adoption of SFAS No. 123(R), “Share Based Payment”, amounted to $2.3 million during the third quarter of 2006, primarily reflecting the initial expensing of the options granted in July 2006. Total non-interest expense for the nine months ended September 30, 2006 was $117.4 million compared with $93.9 million during the corresponding 2005 period. This increase reflected a $16.7 million increase in compensation and employee benefits primarily due to an increase in the expense related to our employee stock ownership plan. Expense related to stock options granted amounted to $3.2 million during the first nine months of 2006.
Our efficiency ratio for the three months ended September 30, 2006, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 26.22% compared with 21.44% for the corresponding 2005 period. Our annualized ratio of non-interest expense to average total assets for the three-month periods ended September 30, 2006 and 2005 was 0.50%. Our efficiency ratio for the nine months ended September 30, 2006 was 25.04% compared with 22.57% for the corresponding 2005 period. Our annualized ratio of non-interest expense to average total assets for the nine months ended September 30, 2006 was 0.51% compared with 0.54% for the corresponding period in 2005.
Income tax expense for the three months ended September 30, 2006 was $43.2 million compared with $45.6 million for the corresponding 2005 period. Our effective tax rate for the three months ended September 30, 2006 was 37.86% compared with 37.82% for the corresponding period in 2005. The 5.3% decrease in income tax expense reflected the 5.4% decrease in income before income tax expense. Income tax expense for the nine months ended September 30, 2006 was $132.0 million compared with $121.0 million for the corresponding 2005 period. Our effective tax rate for the nine months ended September 30, 2006 was 37.57% compared with 37.55% for the corresponding period in 2005. The 9.1% increase in income tax expense reflected the 9.0% increase in income before income tax expense.
Statement of Financial Condition Summary
Total assets increased $5.56 billion, or 19.8%, to $33.64 billion at September 30, 2006 from $28.08 billion at December 31, 2005, primarily due to our internally generated growth. The growth also reflected the acquisition of Sound Federal, which added approximately $1.21 billion of assets including approximately $145 million in goodwill. The increase in total assets reflected a $3.22 billion increase in loans and a $1.54 billion increase in total mortgage-backed securities.
The increase in loans reflected purchases and originations of first mortgage loans of approximately $1.91 billion and $1.67 billion, respectively, during the nine-months ended September 30, 2006 compared with $2.62 billion and $1.45 billion, respectively, for the corresponding period in 2005. The increase in loans also reflected the addition of approximately $786.1 million of loans due to the acquisition of Sound Federal. Loan originations and purchases were substantially all in one- to four-family mortgage loans. Purchased mortgage loans allow us to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model. At September 30, 2006, we were committed to purchase and originate $692.0 million and $167.5 million, respectively, of first mortgage loans, which are expected to settle during the fourth quarter of 2006.
The increase in total mortgage-backed securities reflected purchases of approximately $2.63 billion, approximately 98.6% of which were variable-rate (adjustable annually) or hybrid (adjustable annually after fixed periods of three to five years) instruments. All of our mortgage-backed securities are directly or indirectly insured or guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. At September 30, 2006, we were committed to purchase $581.6 million of mortgage-backed securities, which are expected to settle during the fourth quarter of 2006.
Total liabilities increased $5.76 billion, or 25.2%, to $28.64 billion at September 30, 2006 from $22.87 billion at December 31, 2005. The increase in total liabilities primarily reflected a $4.30 billion increase in borrowed funds and a $1.42 billion increase in deposits, including the $1.06 billion of deposits due to the acquisition of Sound Federal. The increase in borrowed funds was the result of securing $6.03 billion of new borrowings at a weighted-average rate of 4.37%. These new borrowings have final maturities of ten years and initial reprice dates ranging from one to three years. Of total borrowed funds, $8.27 billion are pursuant to repurchase agreements and $7.38 billion are advances from the Federal Home Loan Bank. The increase in total deposits reflected a $2.18 billion increase in our time deposits, including $780.0 million due to the acquisition of Sound Federal, and a $563.6 million increase in our money market checking accounts. These increases were partially offset by a $1.33 billion decrease in our interest-bearing transaction accounts, primarily from our High Value Checking account product, due to customers shifting deposits to short-term time deposits.
We plan to grow our assets during the remainder of 2006 and into 2007 primarily through the origination and purchase of mortgage loans, while purchasing investment and mortgage-backed securities as a supplement to our investments in mortgage loans. We also plan to continue to have approximately half of the growth in interest-earning assets to be short-term or variable-rate in nature, in order to assist in the management of our interest rate risk. We consider a loan or security to be variable rate if there exists a contractual rate adjustment during the life of the instrument, including those variable-rate mortgage-related assets with three- to ten-year initial fixed-rate periods.
The primary funding for our asset growth is expected to come from customer deposits and borrowed funds, using the funding source that is most reasonably priced given the overall market interest rate conditions. During the second half of 2005 and the first nine months of 2006, we experienced extreme competitive pricing of short-term deposits in the New York metropolitan market causing higher than normal interest rates on deposit products. During this period, wholesale borrowing costs were more economical and reflective of current rates. We plan that the funds borrowed will primarily have initial non-call periods of one to five years and final maturities of ten years in order to extend the maturity of our liabilities and assist in the management of our interest rate risk. We intend to grow customer deposits by continuing to offer desirable products at competitive, but prudent rates and by opening new branch offices. During 2006 we opened six branch offices and acquired 14 due to the acquisition of Sound Federal expanding our branch network into five new counties and now giving us access to deposits in eight of the top 50 counties in the United States ranked by median household income. We will continue to explore branch expansion opportunities in market areas that present superior opportunities for our traditional thrift model.
Total stockholders’ equity decreased $199.2 million to $5.00 billion at September 30, 2006 from $5.20 billion at December 31, 2005. The decrease was primarily due to repurchases of 25,432,243 shares of outstanding common stock at an aggregate cost of $335.2 million and cash dividends declared and paid to common stockholders of $121.9 million. These decreases to stockholders’ equity were partially offset by net income of $219.4 million for the first nine months of 2006. Further offsetting the decrease to stockholders’ equity was an $11.0 million decrease in our accumulated other comprehensive loss primarily due to lower market interest rates increasing the market value of our securities available for sale.
As of September 30, 2006, 52,629,000 shares were available for repurchase under our existing stock repurchase programs. At September 30, 2006, our stockholders’ equity to asset ratio was 14.87% and our year-to-date average stockholders’ equity to asset ratio was 16.58%. At September 30, 2006, our stockholders’ equity per common share, using the period-end share count of outstanding shares, less purchased but unallocated employee stock ownership plan shares and less purchased but unvested management plan shares, was $9.47.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top fifty U.S. financial institutions by asset size. Hudson City Savings currently operates a total of 110 branch offices in the New York metropolitan area. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp and statements about the benefits of the merger between Hudson City Bancorp and Sound Federal Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2006	2005
	(Unaudited)
	(In thousands)
Assets:
Cash and due from banks	$129,855	$97,672
Federal funds sold	146,275	4,587

Total cash and cash equivalents	276,130	102,259
Investment securities held to maturity	1,533,971	1,534,216
Investment securities available for sale	4,127,179	3,962,511
Federal Home Loan Bank of New York stock	412,381	226,962
Mortgage-backed securities held to maturity	5,873,952	4,389,864
Mortgage-backed securities available for sale	2,575,038	2,520,633
Loans	18,285,946	15,062,449
Deferred loan costs	17,748	1,653
Allowance for loan losses	(27,391)	(27,393)

Net loans	18,276,303	15,036,709
Foreclosed real estate, net	1,736	1,040
Accrued interest receivable	189,839	140,723
Banking premises and equipment, net	73,587	49,132
Other assets	297,888	111,304

Total Assets	$33,638,004	$28,075,353

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$12,320,119	$10,941,258
Noninterest-bearing	486,958	442,042

Total deposits	12,807,077	11,383,300
Repurchase agreements	8,273,000	7,900,000
Federal Home Loan Bank of New York advances	7,375,000	3,450,000

Total borrowed funds	15,648,000	11,350,000
Accrued expenses and other liabilities	180,685	140,577

Total liabilities	28,635,762	22,873,877

Common stock, $0 01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 565,714,563 shares outstanding at September 30, 2006; 588,905,543 shares outstanding at December 31, 2005	7,415	7,415
Additional paid-in capital	4,549,486	4,533,329
Retained earnings	1,849,846	1,759,492
Treasury stock, at cost; 175,751,992 shares at September 30, 2006 and 152,561,012 shares at December 31, 2005	(1,120,319)	(798,232)
Unallocated common stock held by the employee stock ownership plan	(229,759)	(234,264)
Unearned common stock held by the recognition and retention plan	(1,977)	(2,815)
Accumulated other comprehensive loss, net of tax	(52,450)	(63,449)

Total stockholders’ equity	5,002,242	5,201,476

Total Liabilities and Stockholders’ Equity	$33,638,004	$28,075,353

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended September 30,
	2006	2005
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$246,230	$177,562
Interest and fees on consumer and other loans	5,425	2,795
Interest on mortgage-backed securities held to maturity	68,249	45,865
Interest on mortgage-backed securities available for sale	31,372	26,359
Interest on investment securities held to maturity	18,673	18,634
Interest and dividends on investment securities available for sale	45,233	39,720
Dividends on Federal Home Loan Bank of New York stock	4,640	2,116
Interest on federal funds sold	2,223	736

Total interest and dividend income	422,045	313,787

Interest Expense:
Interest on deposits	115,894	76,446
Interest on borrowed funds	153,023	85,165

Total interest expense	268,917	161,611

Net interest income	153,128	152,176
Provision for Loan Losses	—	—

Net interest income after provision for loan losses	153,128	152,176

Non-Interest Income:
Service charges and other income	1,669	1,413
Gains on securities transactions, net	—	—

Total non-interest income	1,669	1,413

Non-Interest Expense:
Compensation and employee benefits	26,633	21,534
Net occupancy expense	6,519	5,681
Federal deposit insurance assessment	431	413
Computer and related services	779	607
Other expense	6,226	4,688

Total non-interest expense	40,588	32,923

Income before income tax expense	114,209	120,666
Income Tax Expense	43,238	45,635

Net income	$70,971	$75,031

Basic Earnings Per Share	$0.13	$0.13

Diluted Earnings Per Share	$0.13	$0.13

Weighted Average Number of Common Shares Outstanding:
Basic	531,129,380	566,667,689
Diluted	540,969,501	580,174,828

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Nine Months
	Ended September 30,
	2006	2005
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$679,049	$500,218
Interest and fees on consumer and other loans	12,822	7,561
Interest on mortgage-backed securities held to maturity	182,034	133,210
Interest on mortgage-backed securities available for sale	89,788	63,956
Interest on investment securities held to maturity	55,936	53,950
Interest and dividends on investment securities available for sale	130,631	77,863
Dividends on Federal Home Loan Bank of New York stock	10,357	7,031
Interest on federal funds sold	5,256	2,821

Total interest and dividend income	1,165,873	846,610

Interest Expense:
Interest on deposits	303,666	210,264
Interest on borrowed funds	397,811	226,597

Total interest expense	701,477	436,861

Net interest income	464,396	409,749
Provision for Loan Losses	—	65

Net interest income after provision for loan losses	464,396	409,684

Non-Interest Income:
Service charges and other income	4,384	3,791
Gains on securities transactions, net	4	2,740

Total non-interest income	4,388	6,531

Non-Interest Expense:
Compensation and employee benefits	78,376	61,739
Net occupancy expense	17,629	14,729
Federal deposit insurance assessment	1,257	1,235
Computer and related services	2,078	1,835
Other expense	18,048	14,406

Total non-interest expense	117,388	93,944

Income before income tax expense	351,396	322,271
Income Tax Expense	132,029	121,020

Net income	$219,367	$201,251

Basic Earnings Per Share	$0.41	$0.35

Diluted Earnings Per Share	$0.40	$0.34

Weighted Average Number of Common Shares Outstanding:
Basic	539,843,240	571,809,470
Diluted	550,497,527	585,122,824

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended September 30,
	2006				2005
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$17,355,122	$246,230	5.68%		$13,087,551	$177,562	5.43%
Consumer and other loans	341,875	5,425	6.35		191,038	2,795	5.85
Federal funds sold	166,404	2,223	5.30		85,983	736	3.40
Mortgage-backed securities at amortized cost	8,257,035	99,621	4.83		6,640,580	72,224	4.35
Federal Home Loan Bank of New York stock	388,951	4,640	4.77		178,657	2,116	4.74
Investment securities at amortized cost	5,675,493	63,906	4.50		5,676,595	58,354	4.11

Total interest-earning assets	32,184,880	422,045	5.25		25,860,404	313,787	4.85

Noninterest-earnings assets	458,055				346,613

Total Assets	$32,642,935				$26,207,017

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$809,278	1,989	0.98		$859,240	2,141	0.99
Interest-bearing transaction accounts	2,468,022	20,651	3.32		4,133,327	31,258	3.00
Money market accounts	805,105	6,592	3.25		386,599	1,167	1.20
Time deposits	7,742,845	86,662	4.44		5,497,737	41,880	3.02

Total interest-bearing deposits	11,825,250	115,894	3.89		10,876,903	76,446	2.79

Repurchase agreements	8,250,500	79,856	3.84		6,606,625	58,563	3.52
Federal Home Loan Bank of New York	6,901,240	73,167	4.21		2,721,391	26,602	3.88

Total borrowed funds	15,151,740	153,023	4.01		9,328,016	85,165	3.62

Total interest-bearing liabilities	26,976,990	268,917	3.95		20,204,919	161,611	3.17

Noninterest-bearing liabilities:
Noninterest-bearing deposits	466,906				450,142
Other noninterest-bearing liabilities	207,744				153,184

Total noninterest-bearing liabilities	674,650				603,326

Total liabilities	27,651,640				20,808,245
Stockholders’ equity	4,991,295				5,398,772

Total Liabilities and Stockholders’	$32,642,935				$26,207,017

Net interest income/net interest rate spread (2)		$153,128	1.30%			$152,176	1.68%

Net interest-earning assets/net interest margin (3)	$5,207,890		1.93%		$5,655,485		2.37%

Ratio of interest-earning assets to interest-bearing liabilities			1.19	x			1.28	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Nine Months Ended September 30,
	2006				2005
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost (4)		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$16,220,800	$679,049	5.58%		$12,244,226	$500,218	5.45%
Consumer and other loans	282,499	12,822	6.05		173,556	7,561	5.81
Federal funds sold	145,306	5,256	4.84		131,938	2,821	2.86
Mortgage-backed securities at amortized cost	7,730,646	271,822	4.69		6,010,245	197,166	4.37
Federal Home Loan Bank of New York stock	319,715	10,357	4.32		161,380	7,031	5.81
Investment securities at amortized cost	5,624,061	186,567	4.42		4,153,466	131,813	4.23

Total interest-earning assets	30,323,027	1,165,873	5.13		22,874,811	846,610	4.93

Noninterest-earnings assets	358,978				437,058

Total Assets	$30,682,005				$23,311,869

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$791,382	5,826	0.98		$1,033,838	7,655	0.99
Interest-bearing transaction accounts	2,923,558	73,095	3.34		4,233,540	89,216	2.82
Money market accounts	624,568	13,043	2.79		504,996	4,082	1.08
Time deposits	6,964,262	211,702	4.06		5,402,361	109,311	2.71

Total interest-bearing deposits	11,303,770	303,666	3.59		11,174,735	210,264	2.52

Repurchase agreements	8,220,132	230,258	3.75		6,122,196	159,779	3.49
Federal Home Loan Bank of New York	5,423,550	167,553	4.13		2,306,073	66,818	3.87

Total borrowed funds	13,643,682	397,811	3.90		8,428,269	226,597	3.59

Total interest-bearing liabilities	24,947,452	701,477	3.76		19,603,004	436,861	2.98

Noninterest-bearing liabilities:
Noninterest-bearing deposits	454,587				436,163
Other noninterest-bearing liabilities	192,587				143,273

Total noninterest-bearing liabilities	647,174				579,436

Total liabilities	25,594,626				20,182,440
Stockholders’ equity	5,087,379				3,129,429

Total Liabilities and Stockholders’	$30,682,005				$23,311,869

Net interest income/net interest rate spread (2)		$464,396	1.37%			$409,749	1.95%

Net interest-earning assets/net interest margin (3)	$5,375,575		2.03%		$3,271,807		2.38%

Ratio of interest-earning assets to interest-bearing liabilities			1.22	x			1.17	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	At September 30, 2006, the weighted-average rate on our outstanding interest-earning assets, other than our FHLB stock, was as follows: first mortgage loans, 5.75%, consumer and other loans, 6.54%, federal funds sold, 5.25%, mortgage-backed securities, 5.09%, investment securities, 4.58%. At September 30, 2006, the weighted-average rate on our outstanding interest-bearing liabilities was as follows: savings accounts, 0.91%, interest-bearing transaction accounts, 3.31%, money market accounts, 3.47%, time deposits, 4.60%, borrowed funds, 4.00%.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended September 30,
	2006	2005
Return on average assets	0.87%	1.15%
Return on average stockholders’ equity	5.69	5.56
Net interest rate spread	1.30	1.68
Net interest margin	1.93	2.37
Non-interest expense to average assets	0.50	0.50
Efficiency ratio (2)	26.22	21.44
Dividend payout ratio	57.69	53.85
Cash dividends paid per common share	$0.075	$0.07

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

	For the Nine Months
	Ended September 30,
	2006	2005
Return on average assets	0.95%	1.15%
Return on average stockholders’ equity	5.75	8.57
Net interest rate spread	1.37	1.95
Net interest margin	2.03	2.38
Non-interest expense to average assets	0.51	0.54
Efficiency ratio (2)	25.04	22.57
Dividend payout ratio	54.88	56.57
Cash dividends paid per common share	$0.225	$0.198

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios and Other Data

	At or For The	At or For The
	Period Ended	Period Ended
	September 30,	December 31,
	2006	2005
Asset Quality Ratios:
Non-performing loans to total loans	0.14%	0.13%
Non-performing assets to total assets	0.08	0.07
Allowance for loan losses to non-performing loans	103.93	141.84
Allowance for loan losses to total loans	0.15	0.18

Capital Ratios:
Average stockholders’ equity to average assets	16.58%	15.10%
Stockholders’ equity to assets	14.87	18.53
Book value per common share	$9.47	$9.44

Regulatory Capital Ratios:
Bank:
Tangible capital	11.92%	14.68%
Leverage (core) capital	11.92	14.68
Total risk-based capital	32.57	41.31

Other Data:
Full-time equivalent employees	1,252	1,108
Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

September 30,
2006
Total stockholders’ equity (thousands)	$5,002,242

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(175,751,992)

Shares outstanding	565,714,563
Unallocated ESOP shares	(36,803,565)
Unvested RRP shares	(445,733)

Book value shares	528,465,265

Book value per share	$9.47

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